Exhibit 99.1
(MARINER ENERGY, INC. LOGO)
Mariner Energy, Inc.
2000 W. Sam Houston Parkway South, Suite 2000, Houston, Texas 77042-3622

For Immediate Release:	For Further Information Contact: Rick G. Lester, Vice President and Chief Financial Officer ir@mariner-energy.com (713) 954-5551

Mariner Energy Reports 2005 Results and Provides 2006 Guidance
Houston, TX — April 3, 2006, Mariner Energy, Inc. (NYSE: ME) today announces financial results for fourth quarter and full year 2005, first quarter 2006 operational updates and provides 2006 guidance.
The year 2005 was likely the most dramatic year in the Company’s history, highlighted by several major events. Mariner began the year by executing a Rule 144A private placement in which 31 million shares of Mariner stock sold at $14 per share. In September 2005 we agreed to a merger transaction to acquire the Gulf of Mexico operations of Forest Oil Corporation (“Forest”). In August and September 2005 Hurricanes Katrina and Rita struck the Gulf of Mexico. On March 2, 2006 we completed the acquisition of the Forest assets and on March 3 commenced trading on the NYSE under the symbol “ME”.
In the midst of these activities, Mariner added 129 billion cubic feet equivalents of natural gas (Bcfe) and ended the year with 338 Bcfe of estimated proved reserves, a 42% increase over the December 31, 2004 estimated proved reserves. Production, revenues, and net income were all severely affected by the hurricane activity as described below. Production totaled 29.1 Bcfe, a 23% decrease from year earlier levels, revenues totaled $199.7 million, a 7% decrease from 2004, and net income totaled $40.5 million, a 41% decrease from 2004. Basic earnings per share (EPS) for the year was $1.24 and diluted EPS was $1.20, compared to $2.30 for each measure in 2004.
Mariner has scheduled a conference call to review fourth quarter and full year 2005 results on April 4, 2006, at 10:00 a.m. EDT (9:00 a.m. CDT). To participate in the Mariner conference call, callers in the United States and Canada can dial (866) 356-4123. International callers can dial (617) 597-5393. The conference passcode for both numbers is 72385429.
Following is more detailed information surrounding Mariner’s 2005 operational and financial results. For more information relating to Mariner’s full year 2005 results and other information, please refer to its Annual Report on Form 10-K filed on March 31, 2006. For pro forma financial information taking into account its acquisition of the Forest assets, please refer to the pro forma financial information included as an exhibit on Mariner’s Current Report on Form 8-K filed on March 31, 2006.

OPERATIONAL UPDATE
Offshore - Due to a very active hurricane season, Mariner was only able to complete a portion of its 2005 budgeted drilling program, which resulted in three successes out of ten wells drilled. Four wells budgeted for drilling in 2005 were postponed into the first quarter of 2006. Our first quarter 2006 drilling activity resulted in five successes out of seven wells drilled. Information regarding the successful wells is shown below:

				Expected
		Working	Water	Date of Initial
	Operator	Interest	Depth (Ft)	Production
2005
Capricorn (HI A-341)	Mariner	60%	242 feet	2nd Qtr 2006
Cottonw ood (GB 244)	Petrobras	20%	2,118 feet	2007
NW Nansen (EB 602 #10)	Kerr McGee	33%	3,507 feet	2007

1st Qtr 2006
NW Nansen (EB 602 #11)	Kerr McGee	33%	3,507 feet	2007
Reliant (SS 26)	Mariner	50%	12 feet	TBD
WC 130	Dominion	15%	38 feet	3rd Qtr 2006
King Kong (GC473)	ENI	50%	3,842 feet	2nd Qtr 2006
Brazos 491	Mariner	100%	77 feet	2nd Qtr 2006
Of the above discoveries, only proved reserves associated with our Capricorn and Reliant projects have been included in December 31, 2005 pro forma proved reserves.
As of March 31, 2006 five offshore wells are in progress, including Reliant (SS 26). In addition, Mariner was the apparent high bidder on ten blocks in the Minerals Management Service (MMS) OCS Oil and Gas Lease Sale 198 held on March 15 with a net cost exposure of approximately $18 million. Two of the blocks are located in deepwater areas of the Gulf (depths greater than 400 meters).
Onshore — In 2005, Mariner drilled 92 development wells in the West Texas Permian Basin, all of which were successful. In the first quarter 2006 we drilled an additional 46 wells, all of which were successful (including five exploration wells).
2005 TROPICAL STORM AND HURRICANE ACTIVITY
As previously indicated, the Company’s operations were adversely affected during 2005 by one of the most active and severe hurricane seasons in recorded history. As of December 31, 2005, we had approximately 5 million cubic feet equivalents of natural gas per day (MMcfe/d) of net production shut-in (approximately 56 Mmcfe/d pro forma for the Forest transaction) as a result of Hurricanes Katrina and Rita. As of the end of the first quarter 2006, Mariner estimates approximately 42 Mmcfe/d remains shut in, all of which relate to the Forest properties. Additionally, the Company experienced delays in the startup of four of its deepwater projects primarily as a result of Hurricane Katrina. Two of the projects have commenced production and two are anticipated to commence production in the second quarter of 2006.
For the period of September through December 31, 2005 the hurricanes had the combined effect of deferring approximately 6-8 Bcfe of production (15 — 20 Bcfe pro forma for the Forest transaction). Mariner estimates that approximately 8 Bcfe of its pro forma 2006 production will be deferred before repairs to offshore and onshore infrastructure are fully completed. The Company believes the estimated costs to repair damage caused by Hurricanes Katrina and Rita to the Company’s platforms and facilities will total approximately $50 million (including the Forest assets), with all but approximately $15 million of that amount expected to be recovered through insurance proceeds.
PRODUCTION
For the full year 2005, total natural gas production was 18.4 Bcf at an average realized price (net of hedging) of $6.66/Mcf compared to 23.8 Bcf for the full year 2004 at an average realized price (net of hedging) of $5.80/Mcf. Total oil production was 1.8 million barrels (Bbls) at an average realized price (net of hedging) of $41.23/Bbl compared to 2.3 million Bbls for the full year 2004 at an average realized price (net of hedging) of $33.17/Bbl. Total combined production for full year 2005 was 29.1 Bcfe compared to 37.6 Bcfe for the full year 2004. The 23% decrease in total production from 2004 to 2005 is primarily attributable to the impact of Hurricanes Katrina and Rita.
For the fourth quarter 2005, total natural gas production was 3.9 Bcf at an average realized price (net of hedging) of $7.12/Mcf compared to 5.8 Bcf for the fourth quarter 2004 at an average realized price (net of hedging) of $5.66/Mcf. Total oil production was 0.5 million Bbls at an average realized price (net of hedging) of $44.50/Bbl compared to 0.6 million Bbls for the fourth quarter 2004 at an average realized price (net of hedging) of $34.39/Bbl. Total combined production for fourth quarter 2005 was 6.6 Bcfe, compared to 9.1 Bcfe for the fourth quarter 2004, a decrease of 28%.
REVENUE
For the full year 2005 the Company generated total natural gas revenues of $122.3 million compared to $138.0 million for full year 2004. Total oil revenues for full year 2005 were $73.8 million, compared to full year 2004 total oil revenues of $76.2 million. Total oil and gas revenues decreased 8% to $196.1 million in 2005 compared to total oil and gas revenues of $214.2 million in 2004. This decrease was primarily due to decreased production during the hurricane season and was partially offset by an 18% increase in average realized prices (including the effects of hedging) to $6.74/Mcfe in 2005 from $5.70/Mcfe in 2004.
Fourth quarter 2005 total natural gas revenues were $27.4 million compared to $33.0 million for fourth quarter 2004. Total oil revenues for fourth quarter 2005 were $20.2 million compared to $18.9 million for the fourth quarter 2004. Total combined oil and gas revenues for fourth quarter 2005 were $47.6 million compared to $51.9 million for fourth quarter 2004, a decrease of 8%.
Hedge losses for full year 2005 were $49.3 million compared $19.8 million for full year 2004. Fourth quarter 2005 hedge losses were $25.9 million compared to $11.9 million in fourth quarter 2004.
OPERATING AND GENERAL & ADMINISTRATIVE EXPENSES
Lease Operating Expenses: Lease operating expenses for the full year 2005 increased 17% to $29.9 million in 2005 from $25.5 million in 2004. The increased costs were primarily attributable to the addition of new productive wells at the Company’s Aldwell Unit. The operating costs of these new wells were partially offset by reduced costs at the Company’s deepwater fields. On a per unit basis lease operating costs rose to $1.03/Mcfe in 2005 from $0.68/Mcfe in 2004, an increase of 51%.
Fourth quarter 2005 lease operating expenses increased 54% to $9.7 million from $6.3 million in fourth quarter 2004, largely due to increased workover activity and the impact of the 2005 hurricane season.
General & Administrative Expenses: General and administrative (“G&A”) expenses, which are net of $6.9 million and $4.4 million of overhead reimbursements billed or received from other working interest owners in 2005 and 2004, respectively, increased 322% to $37.1 million during 2005 compared to $8.8 million in 2004. The increase includes $25.7 million of stock compensation expense which primarily resulted from the amortization of the cost of restricted stock granted at the closing of our private equity placement in March 2005 in consideration of past performance. We also paid $2.3 million to our former stockholders to terminate a services agreement in 2005, compared to $1.0 million under the same agreement in 2004. In addition, G& A expenses increased by $1.6 million due to a reduction in the amount of G&A expenses capitalized in 2005 compared to 2004.
NET INCOME AND EARNINGS PER SHARE
Full year 2005 net income decreased $27.9 million to $40.5 million from $68.4 million for the full year 2004. Basic earnings per share for full year 2005 was $1.24 compared to $2.30 in 2004. Fully diluted earnings per share was $1.20 for full year 2005 compared to $2.30 for full year 2004. The Company generated $4.9 million of net income for the fourth quarter of 2005 compared to $17.9 million in fourth quarter 2004. Quarterly earnings per share for fourth quarter 2005 was $0.15 (basic) and $0.14 (fully diluted) compared to $0.60 (basic and fully diluted) for fourth quarter 2004.
Pro forma for the Forest transaction combined weighted average shares outstanding are 83.3 million basic and 84.5 million on a fully diluted basis.
CASH FLOW FROM OPERATIONS AND EBITDA
Net cash flow from operations for 2005 increased $9.9 million to $165.4 million compared to $155.5 million for 2004. Fourth quarter 2005 net cash flow from operations decreased $0.5 million to $30.1 million compared to $30.6 million for the fourth quarter 2004.
EBITDA for 2005 decreased $46.5 million to $130.4 million for 2005 from $176.9 million for 2004. Fourth quarter 2005 EBITDA decreased $18.3 million to $27.7 million compared to $46.0 million for the fourth quarter 2004. Fourth quarter and full year 2005 EBITDA include charges of $8.1 million and $25.7 million for non-cash stock compensation expense, respectively. Please refer to the EBITDA reconciliation and definition included later.

2006 GUIDANCE
On March 2, 2006, Mariner completed the merger of the Forest Oil Corp. Gulf of Mexico operations (the Forest assets). From that date forward, Mariner will consolidate the results of the Forest assets for reporting purposes. Results for the months of January and February 2006 will not be incorporated, but will be accounted for as an adjustment to the cash settlement price as reflected in the merger agreement. Guidance provided by Mariner for its 2006 results will include operating results for the Forest assets for the period beginning March 2006.
PRODUCTION
Note: 2006 Guidance includes only the periods March through December 2006 for the Forest Assets
Daily production for the combined Mariner and Forest assets was approximately 205 (Mmcfe/d) as of December 31, 2005. In the first quarter of 2006 we commenced production at our Rigel (Mississippi Canyon 296) deep water project at an initial sustainable rate of approximately 17 Mmcfe/d net to Mariner’s interest. At March 31, 2006 Mariner’s production was approximately 215 — 220 Mmcfe/d.
Mariner anticipates production will commence in the second quarter of 2006 from its Ochre (Mississippi Canyon 66), North Black Widow (Ewing Bank 921), Pluto (Mississippi Canyon 718), and King Kong (Green Canyon 473) projects. The Company believes the aggregate initial productive rate for these projects will approximate 40 Mmcfe/d net to its interest. Approximately half of the 42 Mmcfe/d of production from the Forest assets that has been shut-in awaiting repairs to onshore and offshore pipelines and facilities damaged in the 2005 hurricanes should recommence in the second quarter 2006, and the remainder in the second half of 2006.
Full-year 2006 reportable production may vary significantly depending on the timing of initial production at our offshore development projects and 2006 hurricane activity affecting the Gulf of Mexico. Hurricanes, loop currents and other adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies, or personnel, the timing of third party operations and other factors that Mariner cannot control could delay planned operations necessary to achieve its estimated production. Without attempting to estimate potential shut-in production from the 2006 hurricane season, we anticipate 2006 reportable production to approximate 75 — 85 Bcfe.
CAPITAL EXPENDITURES
Mariner’s board of directors has approved a capital expenditure budget of approximately $464 million, excluding estimated capital for 2005 hurricane repairs. Approximately 41% of the budget has been allocated to the Company’s exploration program, 57% for development operations, and the remainder allocated for capitalized overhead and interest costs. Approximately 85% of the budget is allocated for offshore activities. The Company’s 2006 drilling budget includes drilling 30 — 40 wells in the Gulf of Mexico of which half are expected to be conventional shelf wells, with the remainder split evenly between deepwater and deepshelf. Mariner also expects to drill more than 100 onshore wells.

PRODUCTION AND AVERAGE REALIZED PRICES (Net of Hedging)

	Three Months Ended		Pro-Forma	Year Ended
	December 31		Year Ended	December 31
	2005	2004	Dec 31, 2005	2005	2004
Production:
Natural Gas (Bcf)	3.9	5.8	67.5	18.4	23.8
Oil (Mbbls)	0.5	0.6	4.6	1.8	2.3
Natural Gas Equivalent (Bcfe)	6.6	9.1	94.9	29.1	37.6

Realized Prices (net of hedging):
Gas ($/Mcf)	$7.12	$5.66	$6.40	$6.66	$5.80
Oil ($/Bbl)	44.50	34.39	34.18	41.23	33.17
CAPITAL EXPENDITURES
The Company’s capital expenditures for 2005 and 2004 are summarized below:

	Year Ended December 31
	2005	2004
	(In millions)
Capital Expenditures:
Leasehold Acquisitions	$11.5	$4.8
Oil and Natural Gas Exploration	50.0	43.0
Oil and Natural Gas Development	121.7	88.6
Acquisitions	53.4	4.9
Other	16.1	7.6

Total Capital Expenditures	$252.7	$148.9

ESTIMATED PROVED RESERVES
     The Company’s estimated proved reserves for pro forma 2005, 2005, and 2004 are summarized below:

	Pro-Forma
	Year Ended	Year Ended December 31
	Dec 31, 2005	2005	2004
Proved Oil and Natural Gas Reserves (Estimated):
Natural gas reserves (Bcf)	438.8	207.7	151.9
Oil (MMbbls)	34.1	21.6	14.3
Total proved oil and natural gas reserves (Bcfe)	643.7	337.6	237.5
Total proved developed reserves (Bcfe)	362.3	167.4	109.4

COMPARATIVE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FOURTH QUARTER AND FULL YEAR 2005 AND 2004
MARINER ENERGY, INC.
STATEMENTS OF OPERATIONS
(Dollars in Thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
Revenues:
Oil Sales	$20,252	$18,922	$73,831	$76,207
Gas Sales	27,378	32,975	122,291	137,980
Other Revenues	835	—	3,588	—

Total Revenues	48,465	51,897	199,710	214,187

Costs and Expenses:
Lease Operating Expense	9,712	6,290	29,882	25,484
Transportation Expense	639	(1,785)	2,336	3,029
General and Administrative Expense	10,327	1,467	37,053	8,772
Depreciation, Depletion and Amortization	15,969	16,817	59,426	64,911
Impairment of Production Equipment Held for Use	1,347	—	1,845	957

Total Costs and Expenses	37,994	22,789	130,542	103,153

Operating Income	10,471	29,108	69,168	111,034

Net Interest Expense	2,673	1,607	7,393	5,734

Income Before Taxes	7,798	27,501	61,775	105,300

Provision for Income Taxes	2,880	9,562	21,294	36,855

Net Income	$4,918	$17,939	$40,481	$68,445

Earnings per Share:
— EPS (basic)	$0.15	$0.60	$1.24	$2.30
— EPS (fully diluted)	$0.14	$0.60	$1.20	$2.30

Weighted Average Shares Outsanding:
— Basic	33,348.1	29,748.1	32,667.6	29,748.1
— Fully Diluted	35,189.3	29,748.1	33,766.6	29,748.1
EBITDA RECONCILIATION:

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
		(Dollars in Millions)
Reconciliation of Non-GAAP Measure:
EBITDA (1)	$27.7	$46.0	$130.4	$176.9
Changes in Working Capital	(5.1)	(11.3)	20.0	(7.0)
Non-cash Hedge Gain	(0.9)	(2.8)	(4.5)	(7.9)
Amortization/Other	0.3	0.3	1.2	0.8
Stock Compensation Expense	8.1	—	25.7	—
Net Interest Expense	(2.7)	(1.6)	(7.4)	(5.7)
Income Tax Expense	2.6	—	—	(1.6)

Net Cash Provided By Operating Activities	$30.0	$30.6	$165.4	$155.5

(1) EBITDA means earnings before interest, income taxes, depreciation, depletion, amortization and impairments. For the three months and year ended December 31, 2005, EBITDA includes $8.1 million and $25.7 million, respectively, in non-cash stock compensation expense related to restricted stock and stock options granted in 2005. We believe that EBITDA is a widely accepted financial indicator that provides additional information about our ability to meet our future requirements for debt service, capital expenditures and working capital, but EBITDA should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure financial performance presented in accordance with generally accepted accounting principles or as a measure of a company’s profitability or liquidity.

MARINER ENERGY, INC.
BALANCE SHEET
(Dollars in Thousands)

	December 31
	2005	2004
Current Assets:
Cash and Cash Equivalents	$4,556	$2,541
Receivables	88,651	52,734
Deferred Tax Asset	26,017	—
Prepaid Expenses and Other	22,208	10,471
Total Current Assets	141,432	65,746

Property and Equipment (Net)	515,943	303,773
Deferred Tax Asset	—	3,029
Other Assets, Net of Amortization	8,161	3,471

TOTAL ASSETS	$665,536	$376,019

Current Liabilities:
Accounts Payable	$37,530	$2,526
Accrued Liabilities	123,689	81,831
Accrued Interest	614	79
Derivative Liability	42,173	16,976

Total Current Liabilities	204,006	101,412

Long-Term Liabilities:
Abandonment Liability	38,176	19,268
Deferred Income Tax	25,886	—
Derivative Liability	21,632	5,432
Long-Term Debt	156,000	115,000
Other Long-Term Liabilities	6,500	1,000

Total Long-Term Liabilities	248,194	140,700

Stockholders’ Equity
Common Stock and Additional Paid-In-Capital	167,322	91,918
Unearned Compensation	(6,613)	—
Accumulated Other Comprehensive (Loss)	(41,473)	(11,630)
Accumulated Retained Earnings	94,100	53,619

Total Stockholders’ Equity	213,336	133,907

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$665,536	$376,019

MARINER ENERGY , INC.
STATEMENT OF CASH FLOWS
(Dollars in Thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
Operating Activities:
Net Income	$4,918	$17,939	$40,481	$68,445
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Tax	5,432	9,561	21,294	35,234
Depreciation, Depletion and Amortization	16,319	17,103	60,640	65,697
Stock Compensation Expense	8,112	—	25,726	—
Impairment of Production Equipment Held for Use	1,347	—	1,845	957
Changes in Operating Assets and Liabilities	(6,058)	(13,994)	15,458	(14,795)

Net Cash Provided By Operating Activities	30,070	30,609	165,444	155,538

Investing Activities:
Additions to Oil and Gas Properties	(104,741)	(47,726)	(237,729)	(148,689)
Proceeds from Property Conveyances	—	—	18	—
Additions to Other Property and Equipment	(974)	(3)	(10,088)	(250)
Restricted Cash	—	8,420	—	621

Net Cash Used In Investing Activities	(105,715)	(39,309)	(247,799)	(148,318)

Financing Activities:
Credit Facility Borrowings (Repayments), net	77,000	10,000	47,000	101,579
Proceeds from Private Equity Offering	(203)	—	44,331	—
Capital Contributions/Dividends from Affiliates	—	(1)	2,879	(166,432)
Repayment of Term Note	—	—	(6,000)	—
Deferred Offering Costs	(1,160)	—	(3,840)	—

Net Cash (Used In) Provided By Financing Activities	75,637	9,999	84,370	(64,853)

Incr. (Decr.) in Cash & Cash Equivalent	(8)	1,299	2,015	(57,633)

Cash & Cash Equivalents at Beg. of Period	4,564	1,242	2,541	60,174

Cash & Cash Equivalents at End of Period	$4,556	$2,541	$4,556	$2,541

FORWARD LOOKING STATEMENTS
The preceding guidance estimates contain assumptions that we believe are reasonable. These estimates are based on information that is available as of the date of this news release. We are not undertaking any obligation to update these estimates as conditions change or as additional information becomes available. There can be no assurance that any of the guidance estimates can or will be achieved.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information, as to the outcome and timing of future events. Mariner cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed by Mariner with the Securities and Exchange Commission. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements.
Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed by Mariner with the Securities and Exchange Commission that contain important information including detailed risk factors. This news release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Mariner common stock.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico and the Permian Basin in West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For Further Information Contact:
Rick G. Lester, Vice President and Chief Financial Officer
ir@mariner-energy.com
(713) 954-5551